Exhibit 11.1
Computation of Earnings Per Common Share

(In thousands, except share data)
                                                                                                              Quarter Ended
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      March 29,           March 30,
                                                                                                        1998                1997
------------------------------------------------------------------------------------------------------------------------------------
Average number of common shares used in basic calculation                                                38,820              38,803
Net additional shares issuable pursuant to employee stock
      option plans at period-end market price                                                               139                  99
Shares issuable on assumed conversion of convertible
      preferred securities                                                                                7,774                   -
====================================================================================================================================
Average number of common shares used in diluted calculation                                              46,733              38,902
====================================================================================================================================

Earnings before cumulative effect of change in accounting principle                                      38,539               7,268
Cumulative effect of change in accounting principle, net of tax benefit                                   1,461                   -
------------------------------------------------------------------------------------------------------------------------------------
Net earnings                                                                                             37,078               7,268
Distribution savings on assumed conversion of convertible
       preferred securities, net of income taxes                                                          1,328                   -
====================================================================================================================================
Net earnings for computation of diluted earnings per common share                                        38,406               7,268
====================================================================================================================================

Basic earnings before cumulative effect of change in accounting principle                                  0.99                0.19
Cumulative effect of change in accounting principle                                                       (0.04)                  -
====================================================================================================================================
Basic earnings per common share                                                                            0.95                0.19
====================================================================================================================================

Diluted earnings before cumulative effect of change in accounting principle                                0.85                0.19
Cumulative effect of change in accounting principle                                                       (0.03)                  -
====================================================================================================================================
Diluted earnings per common share                                                                          0.82                0.19
====================================================================================================================================